Exhibit 10.01


Meridian Insurance
Long Term Incentive Plan for Executive Staff


Purpose:
  Link executive and shareholder interest through improved company financial performance

  Attract and retain individuals of outstanding ability

  Encourage exceptional executive performance to consistently outperform the industry

  Increase executive ownership level of MIGI


     Participants:  Executive Staff

     Performance Period: The incentive program will run 3 successive calendar years with annual awards in MIGI stock or its equivalent if the annual performance goal is achieved or exceeded.

     Performance Incentive Award:
1. Each participant has the potential to earn an annual bonus payable in MIGI stock or a combination of stock and cash, if Meridian's consolidated combined ratio result for each of three successive years is better than the property casualty industry average for the same period as calculated by A. M. Best Company.

2. The plan shall run for a period of three years beginning on January 1, 2000 and ending on December 31, 2002.

3. The bonus for the three year period will be valued as an Aggregate Stock Award for each participant as follows:
     CEO = X shares per $1,000 of base salary compensation
     Sr. VP/CFO =  X  shares per $1,000 of base salary
       of base salary compensation
     VP/Director =X shares per $1,000 of base salary
       of base salary compensation
  Base salary compensation means annualized salary compensation as of February 1, 2000 exclusive of bonuses, commissions, car allowances, taxable relocation earnings, taxable fringe benefits, taxable expense reimbursements, taxable group term life insurance premiums and miscellaneous income.

4. The Target Level Stock Award for each calendar year of the Plan will be one-third of the Aggregate Stock Award.

5. The bonus will be payable, if earned, two days after publication of year end financial results as approved by the Joint Audit Committee of the Board of Directors, provided the industry average has been published by A.M.Best.

6. Payout of any award is contingent on annual results in which net income after recording of expenses related to this incentive payout is produced.

Incentive Measurement:

1.For each calendar year, Meridian's consolidated combined ratio will be compared to the property/casualty industry average combined ratio as calculated and published by A.
  M. Best Company.

2.The plan will pay a bonus when the Company's year end combined ratio is lower than the property casualty industry combined ratio average.

3.In each year, a bonus will be earned at the Target Level
  Stock Award or a multiple thereof, at the following rate. Each year's award will be rounded to the nearest whole share:
  a) Target Level Stock Award if the company result is X% to X% lower than the industry
  b) 2 times Target Level Stock Award if the company result if X% to X% lower than the industry
  c) 3 times Target Level Stock Award if the company result is X% to X% lower than the industry
  d) 4 times Target Level Stock Award if the company result is at least X% lower than the industry.


     Payouts:
     By July 1st of each plan year the participant shall elect to receive that year's bonus payment under one of the following options:
1.   Receive 100% in stock, write a check for payroll taxes.
2. Receive 50% in stock and 50% in cash less applicable payroll taxes.
3. Receive part in stock and the remainder in cash equal to applicable payroll taxes.

  Participants may be added or terminated from the plan throughout the 3 year performance period at the discretion of the Compensation Committee.

  The level of award will be adjusted for a change in title or responsibilities.

  The Compensation Committee will reserve the right to amend or terminate this incentive plan at any time.

No bonus is payable in the event of a participant's termination before the bonus payment date, other than by death, permanent disability or normal retirement in which event a discretionary payment may be made.